EXHIBIT 10.23
First Financial Bancorp
Long-Term Incentive Plan Grant Design
2008
Purpose: To give First Financial Bancorp (FFBC) a competitive advantage in attracting, retaining and motivating officers and associates and to align senior managers’ and shareholders interests through grants of stock incentives linked to the profitability of the Corporation and increases in shareholder value.
Participants: Senior managers of First Financial Bancorp; actual participation will be determined annually, recommended by the CEO and approved by the Compensation Committee.
Target Award Opportunities: Target award opportunities will be based on median competitive award levels, expressed as a percentage of that year’s base salary for all participants.
Long-Term Incentive Plan Vehicle: Awards will be made 50% in shares of restricted stock and 50% in stock options. Vesting for both the restricted shares and stock options will be 25% per year beginning one (1) year after grant. Stock options will be granted with an exercise price equal to the fair market value of the stock on the date of grant and a 10-year term. Dividends on the restricted shares will be paid currently, consistent with recent practice.
Restricted Stock Performance Trigger: Restricted stock grant awards will only vest if a minimum level of performance is achieved during each vesting period. The basis of the minimum level of performance beginning in 2008 will be the achievement of a return on equity (ROE) by First Financial Bancorp (FFBC) greater than or equal to the ROE of the 25th percentile of a national peer group for the vesting period. The national peer group is the group of publicly traded, bank holding companies between $3 billion and $10 billion in total assets for the reporting period.
The restricted stock awards will follow a four-year vesting schedule. The approach to applying the performance trigger will be as follows.
•	For the year a stock award vests the first measurement will be the ROE for that year. If FFBC’s ROE is greater than or equal to the ROE of the 25th percentile of a national peer group then the grant will vest. If FFBC’s ROE is less than the peer number referenced above, then the award will not vest but will roll to the following year for possible vesting.

•	In subsequent years an award that did not previously vest may vest if the average ROE for the grant period is greater than or equal to the average ROE of the 25th percentile of a national peer group for the grant period. As an example, if year 2 of a grant does not vest, but in year 3 the average ROE for the three years of the grant is greater than or equal to the average ROE of the 25th percentile of a national peer group for the grant period, then the award that was rolled over from year 2 vests.

•	In the final year of vesting for a stock award (year 4) the award that vests in that year would vest if one of two criteria are met. The first is if the ROE for that year is greater than or equal to the ROE of the 25th percentile of a national peer group for that year and the second is if the average ROE for the four years of the grant is greater than or equal to the average ROE of the 25th percentile of a national peer group for the grant period.
Frequency of Grants: Grants will be made annually, generally in the first four months of the fiscal year.

Attachment
Long Term Incentive Compensation Plan
Eligibility Guidelines
The following guidelines will be utilized as we annually review staff eligibility and management recommendations for stock options and restricted stock awards:
1.	Generally speaking the positions of Vice President and above will be considered for annual participation in the LTI Plan. In specific functional areas of the company where there is more than one Vice President, the eligible Vice President will be the lead or senior position in that area/department.

2.	Key sales positions in the company will be eligible for annual participation in the LTI Plan.

3.	Positions identified by management, with supportable business rationale, as key positions for staff retention and/or special recognition (for extraordinary performance) will be eligible for annual participation in the LTI Plan.

4.	Specific positions may be identified, by exception, for annual participation in the LTI Plan.

5.	The Compensation Committee of the Board of Directors will annually allocate a specific number of discretionary stock options and restricted stock awards to be used with the approval of the President and Chief Executive Officer and Senior Human Resources Officer for recruiting purposes. If grants are issued, they will be disclosed and ratified by the Compensation Committee.

6.	Staff Positions Eligible for Long-Term Incentive Grants:
Executive Staff
Sr. Staff Positions
Business Line Presidents
Market Presidents
Regional Market Managers
Sales Managers
Support Staff Managers
Key Sales Staff
Special Recommendations for Options/Restricted Awards

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